Exhibit 10.11

September 29, 2021

Harpreet S. Dhaliwal

_________________

_________________

Dear Harp,

I am pleased to offer you a position with Vaxcyte, Inc. (the “Company”) as Senior Vice President, Commercial Manufacturing & Supply Chain reporting to me, on the following terms (collectively, the “Agreement”). If you accept our offer, your first day of employment will be October 1, 2021, or as otherwise mutually agreed (“Start Date”).

You will receive a base salary of $375,000.00 per annum ($31,250.00 monthly), which will be paid semi‑monthly in accordance with the Company’s normal payroll procedures (“Base Salary”). You will also be eligible to earn an annual cash bonus up to 35.0% of your Base Salary (“Annual Bonus”), prorated for 2021 based on your Start Date. The actual amount of the Annual Bonus will be determined at the sole discretion of the Company’s Board based upon measures of Company performance and shall not be earned until paid. Any Annual Bonus will be paid within two and one-half (2.5) months after the end of the calendar year to which the Annual Bonus relates.

You will also receive a $15,000.00 one-time sign on bonus, payable on the first payroll after your start date. If you voluntarily terminate employment from the Company at any time before your one-year anniversary of employment with the Company, you will be required to repay this bonus amount in full. By signing this offer letter, you agree that the Company may deduct the full amount of your sign on bonus from your final paycheck.

As an employee, you will be eligible to receive certain employee benefits including participation in the Company Option Plan. The details of these employee benefits are explained in Exhibit A. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

Vaxcyte, Inc., 353 Hatch Drive, Foster City, CA 94404

The Company is excited about your joining and looks forward to a mutually beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at‑will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards, including any policies and procedures. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company’ Employee Handbook.

As a condition of your employment, you are also required to sign and comply with an At‑Will Employment, Confidential Information, Invention Assignment (“CIIA”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information.

This Agreement will in all respects be governed by the laws of the State of California, without regard to its conflict of law rules. In the event of any conflict between the terms of this Agreement and the terms of any other agreement between you and the Company, the terms of this Agreement will be controlling. This Agreement will inure to the benefit of, be binding on, and enforceable by the parties and their successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

Vaxcyte, Inc., 353 Hatch Drive, Foster City, CA 94404

This Agreement, including its exhibits and any documents referenced in it or Exhibit A, constitutes the entire agreement between you and the Company regarding the terms of your employment with the Company and supersedes any prior representations or agreements regarding such employment, including, but not limited to, any representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral. This Agreement, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you. To accept the Company’s offer, please sign and date this letter in the space provided below. This offer of employment will terminate if not accepted, signed and returned by September 30, 2021.

Your employment is contingent upon the following: (1) passing background and reference checks; (2) executing a Confidential Information and Invention Assignment Agreement (CIIAA); and (3) providing legal proof of your identity and authorization to work in US.

We look forward to your favorable reply and to working with you at Vaxcyte.

Sincerely,

/s/ Grant E. Pickering

Grant E. Pickering

CEO

Vaxcyte, Inc.

Attachments:

Employee Benefits (Exhibit A)

Agreed to and accepted:

Signature: __/s/ Harpreet S. Dhaliwal______

Printed Name: ___ Harpreet S. Dhaliwal_______

Date: __Sept. 29, 2021_____________

Vaxcyte, Inc., 353 Hatch Drive, Foster City, CA 94404

Exhibit A

Employee Benefits

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In connection with the commencement of your employment, the Company will grant you an option to purchase 100,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of the grant.
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The Company has also agreed that, in connection with the Company’s 2022 annual equity grant to current employees (the “Annual Equity Grant”), the Company will grant to you either an option to purchase 25,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of grant (the “Additional Grant”), or, if the Annual Equity Grant includes awards of RSUs, an RSU award with a value equivalent to the value of the Additional Grant based on the ratio of options to RSUs that is utilized by the Company in the Annual Equity Grant. For clarity, the Additional Grant (or equivalent RSU award) will be in addition to, and not in lieu of, any equity grant you may receive as a current employee pursuant to the Annual Equity Grant.
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Employee Benefit Plans. You will be eligible for Medical, Dental, Vision, Life, Short-term Disability and Long-term Disability insurance benefits Applicable to all similarly situated employees. You will also be eligible to participate in the Company’s 401(k) Plan, Employee Stock Purchase Plan (ESPP), Flexible Spending Plan(s) (FSA), Health Savings Plan (HSA) and Commuter Plan.
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The Company will reimburse you for all reasonable business expenses, in accordance with the Company’s expense reimbursement policies.

Vaxcyte, Inc., 353 Hatch Drive, Foster City, CA 94404